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                                                                   EXHIBIT 6(a)

                             UNDERWRITING AGREEMENT

      AGREEMENT made November ll, 1985, by and between the Market Street Fund, Inc. (the "Fund"), a Maryland corporation, and PML Securities Company ("PML"), a Pennsylvania corporation.

                                  WITNESSETH:

      WHEREAS, the Fund is registered under the Investment Company Act of 1940 as a diversified open-end investment company and proposes to offer its shares continuously to the Separate Accounts of Provident Mutual Variable Life Insurance Company and Provident Mutual Life Insurance Company of Philadelphia to ("Accounts") fund the benefits under Variable Life Insurance Contracts (the "Contracts") issued by the above-mentioned companies;

      WHEREAS, the Fund currently is comprised of four separate Portfolios, each of which pursues its investment objective through separate investment policies;

      WHEREAS, PML is registered under the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc.; and

      WHEREAS, the Fund and PML wish to enter into an agreement to have PML act as the Fund's principal underwriter for the sale of the Fund's shares to the Accounts;

      NOW, THEREFORE, the parties agree as follows:
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      1. Appointment of the Underwriter

      The Fund hereby appoints PML as the principal underwriter of the Fund to sell its shares to the Accounts and PML hereby accepts such appointment.

      2. Exclusive Nature of Duties

      PML shall be the exclusive representative of the Fund to act as principal underwriter.

      3. Purchase of Shares from the Fund

         (a) The Fund will offer, and PML shall have the right to buy, the Fund shares needed to fill unconditional orders for shares of the Fund placed with PML by the Accounts. The price which PML shall pay for the shares of each Portfolio so purchased shall be the net asset value per share of such Portfolio, as determined on the basis set forth in Section 3(c) of this Agreement.

         (b) The shares of each Portfolio are to be resold by PML to the Accounts at the net asset value per share of such Portfolio.

         (c) On each day in which the net asset value of the shares of any Portfolio is determined, the Fund shall provide PML with the net asset value of such shares by 5:30 p.m. New York City time or at such later time as shall be agreed to by the parties. The net asset value of such shares shall be determined in accordance with the method set forth in the Registration Statement of the Fund.

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         (d) The Fund shall have the right to suspend the sale of shares of any of its Portfolios at times when redemption of any such shares is suspended pursuant to the conditions set forth in Section 4(b) of this Agreement. The Fund shall also have the right to suspend the sale of shares of any or all of its Portfolios if trading on the New York Stock Exchange shall have been suspended, if a banking moratorium shall have been declared, or if there shall have been some other extraordinary event that, in the judgment of the Fund, makes it impracticable to sell any such shares.

   4. Redemption of Shares by the Fund

         (a) Any of the outstanding shares of each Portfolio may be tendered for redemption at any time, and the Fund agrees to redeem any such shares so tendered in accordance with the applicable provisions of the Prospectus and
Article V of the Fund's Articles of Incorporation. The redemption price is the net asset value per share next determined after the initial receipt of proper notice of redemption.

         (b) The right to redeem shares or to receive payment with respect to any redemption may be suspended only for any period during which trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission as a result of which disposal of a Portfolio's securities or determination of the net asset value of each Portfolio is not reasonably practicable, and for such other periods as the Securities and Exchange Commission may by order permit for the protection of shareholders of each Portfolio.



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      5. Interests in and of PML

         It is understood that any of the shareholders, directors, officers, employees and agents of the Fund may be a shareholder, director, trustee, officer, employee or agent of, or be otherwise interested in, PML, any affiliated person of PML, any organization in which PML may have an interest or any organization which may have an interest in PML; that PML, any such affiliated person or any such organization may have an interest in the Fund; and that the existence of any such dual interest shall not affect the validity hereof or any transaction hereunder except as otherwise provided in the Articles of Incorporation or By-laws of the Fund and PML, respectively, or by specific provisions of applicable law.

      6. Duties of the Fund

         (a) The Fund shall furnish to PML copies of all information, financial statements and other papers which PML may reasonably request for use in connection with the distribution of the shares of the Fund.

         (b) The Fund shall take, from time to time, subject to the necessary approval of its shareholders, all necessary action to fix the number of its authorized shares and to register shares under the Securities Act of 1933, in order that there will be available for sale such number of shares as investors may reasonably be expected to purchase.

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         (c) The Fund shall use its best efforts to qualify and maintain the qualification of an appropriate number of shares of each of its Portfolios for sale under the securities laws of such states as PML and the Fund may approve, if such qualification is required by such securities laws. Any such qualification may be withheld, terminated or withdrawn by the Fund at any time in its discretion.

      7. Duties of PML

         In selling the shares of the Fund, PML shall use its best efforts to conform with the requirements of all federal and state laws and regulations, and the regulations of the National Association of Securities Dealers, Inc., relating to the sale of such securities. PML is not authorized by the Fund to give any information or make any representations, other than those contained in the registration statement for the Fund and its shares, the Prospectus, and any sales literature specifically approved by the Fund. Nothing contained in this Agreement shall prevent PML from entering into underwriting arrangements with other investment companies.

      8. Duration and Termination of this Agreement

         This Agreement shall become effective as of the date first written above and shall remain in force thereafter so long as it is approved at least annually by (i) a majority of the noninterested members of the Fund's Board of Directors; and (ii) a majority of the entire Board of Directors or a majority vote of the shares of each Portfolio.


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         This Agreement may be terminated at any time without penalty on at least sixty days notice by the Fund's Board of Directors or by a majority vote of its shareholders, with respect to any Portfolio by a majority vote of the shareholders of the capital stock of such Portfolio, or by PML on sixty days notice.

         This Agreement shall terminate automatically in the event of its assignment.


                                             THE MARKET STREET FUND, INC.


                                             By /s/ STANLEY R. REBER
                                                -------------------------
                                                President



                                             PML SECURITIES COMPANY


                                             By [sig]
                                                -------------------------
                                                President